Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2008

MANCHESTER, CT – May 1, 2008—LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2008.

Net sales for the first quarter ended March 31, 2008 were $94.3 million compared with $83.7 million for the same period in 2007. Excluding the impact of foreign currency translation, net sales increased by $5.8 million, or 7.0 percent, in the first quarter of 2008 compared with the first quarter of 2007. Net income for the current quarter was $3.2 million, or $.19 per diluted share, compared with $1.3 million, or $.08 per diluted share, for the first quarter of 2007.

Gross margin as a percent of net sales for the first quarter of 2008 was 22.8 percent compared with 21.3 percent for the same quarter of 2007. The increase in the overall gross margin percentage was primarily caused by higher gross margin percentage from the Company’s Performance Materials and Thermal/Acoustical segments. In the Performance Materials segment, improved absorption of fixed costs due to higher net sales contributed to the increase in gross margin percentage. The increase in the Company’s Thermal/Acoustical segment gross margin percentage included the impact of new automotive parts sales in Europe which are addressing a short-term replacement part opportunity.

Selling, product development and administrative expenses were $16.4 million, or 17.4 percent of net sales, for the first quarter ended March 31, 2008 compared with $15.7 million, or 18.8 percent of net sales, for the same quarter of 2007. Excluding the impact of foreign currency translation, selling, product development and administrative expenses increased by $0.3 million, primarily due to higher salaries and wages expense.

Net cash provided by operating activities was $8.2 million in the first quarter of 2008 compared with net cash used in operating activities of $2.2 million in the first quarter of 2007. Higher net income and the improvement in timing of accounts receivable collections primarily contributed to the generation of cash flows from operations in the first quarter of 2008, as compared to the same quarter of 2007.

Dale Barnhart, President and Chief Executive Officer, commented “Overall, I am pleased with our first quarter results. We increased net sales organically by 7 percent and improved earnings per share by 11 cents despite our core markets being impacted by a general weakness in the U.S. economy.

“From a cash flow perspective, the Company generated over $8 million of cash flow from operations in the first quarter of 2008. Strong cash flow and the strength of our balance sheet allows us to continue to invest in our businesses and support growth initiatives.

“Looking forward, we expect to continue to be challenged in 2008 by the impact of economic conditions in certain of our core markets. Automobile production is expected to be lower in the U.S., and the Company’s building products business is expected to continue to be impacted by weakness in the new home and commercial building construction markets. However, expected sales from new products and the continued focus on operational excellence initiatives, driven by our Lydall Lean Six-Sigma program, are expected to mitigate some of this impact.”

Segment Information

Effective the first quarter of 2008, changes were made to the Company’s internal organization structure, including the basis upon which management makes operating decisions and assesses performance. Consequently, the Company was required to modify its reportable segments. The Company’s reportable segments are now Thermal/Acoustical and Performance Materials. The Thermal/Acoustical segment reports the results of the Company’s automotive businesses. The Performance Materials segment reports results of our filtration businesses and the industrial thermal insulation business, (formerly the passive thermal business and specialty products). All other businesses are aggregated in Other Products and Services (“OPS”). OPS is comprised of the Company’s vital fluids business, Affinity® temperature control equipment business, (formerly referred to as the active thermal business), and the transport, distribution and warehousing services business. The Company has restated the corresponding segment information for the quarter ended March 31, 2007.

Thermal/Acoustical – For the first quarter of 2008, the Thermal/Acoustical segment net sales were $51.3 million compared with $45.0 million in the first quarter of 2007. Excluding the impact of foreign currency translation, segment net sales increased by $2.7 million, or 6.0 percent, in the current quarter compared with the first quarter of 2007. Automotive parts net sales, excluding the impact of foreign currency translation, were essentially flat in the first quarter of 2008 with the comparable quarter of 2007. A reduction in parts net sales due to softness in the automotive market was offset by new business, which is addressing a short-term replacement part opportunity. Excluding the impact of foreign currency translation, tooling net sales increased in the current quarter due to the completion of tooling for future automobile platforms in Europe.

Operating income for the current quarter in the Thermal/Acoustical segment increased by $0.9 million, or $0.5 million when excluding the impact of foreign currency translation, as compared to the first quarter of 2007. Higher parts sales from the short-term replacement part opportunity, and to a lesser extent increased tooling net sales, contributed to the increase in operating income in the current quarter when compared to the first quarter of 2007.

Performance Materials – Performance Materials segment net sales were $29.8 million in the current quarter compared with $26.9 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $1.8 million, or 6.7 percent, in the current quarter. Higher air and liquid filtration products net sales of $1.2 million primarily contributed to this growth. The remainder of the increase was due to greater net sales of industrial thermal and appliance insulation products partially offset by lower building products net sales, as compared to the first quarter of 2007.

Operating income for the segment increased by $1.1 million, or 31.5 percent, for the first quarter of 2008 compared with the first quarter of 2007. Operating income in the current quarter was positively impacted by higher net sales as well as improved gross margin as a percent of net sales due to improved absorption of fixed costs.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its first quarter ended March 31, 2008 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-397-0300 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the Automotive and Performance Materials markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2007 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 54 percent of Lydall’s first quarter 2008 net sales, dependence on large customers, pricing pressures from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and performance materials products. In addition, increases in energy pricing, inherent risks at international operations, including fluctuations in foreign exchange rates, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	4 of 5	May 1, 2008

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2008	2007
Net sales	$94,278	$83,715
Cost of sales	72,799	65,862

Gross margin	21,479	17,853
Selling, product development and administrative expenses	16,421	15,724

Operating income	5,058	2,129
Interest expense	115	108
Other income, net	(128)	(4)

Income before income taxes	5,071	2,025
Income tax expense	1,876	749

Net income	3,195	1,276

Basic earnings per common share	$0.19	$0.08
Diluted earnings per common share	$0.19	$0.08
Weighted average common shares outstanding	16,403	16,158
Weighted average common shares and equivalents outstanding	16,416	16,399

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2008	2007
Net Sales

Themal/Acoustical	$51,300	$44,982
Performance Materials	29,782	26,904
Other Products and Services	13,960	12,964
Reconciling Items	(764)	(1,135)

Consolidated Totals	$94,278	$83,715

Operating Income

Themal/Acoustical	$4,666	$3,761
Performance Materials	4,612	3,506
Other Products and Services	(243)	(411)
Corporate Office Expenses	(3,977)	(4,727)

Consolidated Totals	$5,058	$2,129

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Lydall, Inc. News Release	5 of 5	May 1, 2008

Financial Position

In thousands except ratio data

(Unaudited)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$21,674	$15,716
Working Capital	$69,481	$63,506
Total debt	$10,268	$9,829
Stockholders' equity	$189,239	$180,453
Total capitalization	$199,507	$190,282
Current ratio	2.4	2.4
Total debt to total capitalization	5.1%	5.2%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended March 31,
	2008	2007
Net cash provided by (used for) operating activities	$8,156	$(2,226)
Net cash used for investing activities	$(2,725)	$(2,915)
Net cash (used for) provided by financing activities	$(235)	$3,245
Depreciation and amortization	$3,963	$3,824
Capital expenditures	$2,725	$2,915

Common Stock Data

Quarter Ended March 31,

	2008	2007
High	$11.66	$16.07
Low	$8.32	$10.19
Close	$11.45	$15.89

During the first quarter of 2008, 3,446,340 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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